ASSET PURCHASE AGREEMENT
                             BETWEEN
                   GREAT LAKES CARBON CORPORATION
                                AND
                        REYNOLDS METALS COMPANY
                            MARCH 27, 2002


                        TABLE OF CONTENTS

1.  Definitions                                                           1

2.  Basic Transaction.                                                    9
    (a)   Purchase and Sale of Assets                                     9
    (b)   Assumption of Liabilities                                       9
    (c)   Preliminary Purchase Price                                      9
    (d)   The Closing                                                     9
    (e)   Deliveries at the Closing                                       9
    (f)   Preparation of Net Working Capital Statement.                  10
    (g)   Adjustment to Preliminary Purchase Price                       10
    (h)   Allocation                                                     11

3.  Representations and Warranties of the Seller                         11
    (a)   Organization of the Seller                                     11
    (b)   Authorization of Transaction                                   11
    (c)   Noncontravention                                               11
    (d)   Brokers' Fees                                                  12
    (e)   Title to Assets                                                12
    (f)   Financial Statements                                           12
    (g)   Events Subsequent to January 31, 2001                          12
    (h)   Undisclosed Liabilities                                        14
    (i)   Legal Compliance                                               14
    (j)   Tax Matters                                                    14
    (k)   Real Property                                                  14
    (l)   Intellectual Property                                          15
    (m)   Tangible Assets                                                16
    (n)   Inventory                                                      16
    (o)   Contracts                                                      16
    (p)   Powers of Attorney                                             17
    (q)   Insurance                                                      17
    (r)   Litigation                                                     18
    (s)   Employees                                                      18
    (t)   Employee Benefits.                                             18
    (u)   Environmental, Health, and Safety Matters.                     19
    (v)   Knowledgeable Persons                                          21
    (w)   Investment                                                     21
    (x)   No Other Representations or Warranties                         21

4.  Representations and Warranties of the Buyer                          21
    (a)   Organization of the Buyer                                      21
    (b)   Authorization of Transaction                                   21
    (c)   Noncontravention                                               21
    (d)   Brokers' Fees                                                  22

5.  Pre-Closing Covenants                                                22
    (a)   General                                                        22
    (b)   Notices and Consents                                           22
    (c)   Operation of Business                                          22
    (d)   Preservation of Business                                       22
    (e)   Full Access                                                    22
    (f)   Notice of Developments                                         22
    (g)   Maintenance of Real Property                                   22
    (h)   Leases                                                         23

6.  Post-Closing Covenants                                               23
    (a)   General                                                        23
    (b)   Litigation Support                                             23
    (c)   Mail and Payments                                              23
    (d)   Confidentiality                                                24
    (e)   Covenant Not to Compete                                        24
    (f)   Buyer Notes                                                    25

7.  Conditions to Obligation to Close.                                   25
    (a)   Conditions to Obligation of the Buyer                          25
    (b)   Conditions to Obligation of the Seller                         27

8.  Remedies for Breaches of This Agreement                              28
    (a)   Survival of Representations and Warranties                     28
    (b)   Indemnification Provisions for Benefit of the Buyer            28
    (c)   Indemnification Provisions for Benefit of the Seller           29
    (d)   Matters Involving Third Parties                                29
    (e)   Determination of Losses                                        30
    (f)   Offset                                                         30
    (g)   Other Indemnification Provisions                               30

9.  Termination.                                                         31
    (a)   Termination of Agreement                                       31
    (b)   Effect of Termination                                          31

10.  Miscellaneous.                                                      31
    (a)   Press Releases and Public Announcements                        31
    (b)   No Third-Party Beneficiaries                                   32
    (c)   Entire Agreement                                               32
    (d)   Succession and Assignment                                      32
    (e)   Counterparts                                                   32
    (f)   Headings                                                       32
    (g)   Notices                                                        32
    (h)   Governing Law                                                  33
    (i)   Taxes                                                          33
    (j)   Amendments and Waivers                                         34
    (k)   Severability                                                   34
    (l)   Expenses                                                       34
    (m)   Risk of Loss                                                   34
    (n)   Construction                                                   35
    (o)   Incorporation of Exhibits and Schedules                        35
    (p)   Specific Performance                                           35
    (q)   Employee Matters.                                              35

Exhibit A               -       Transition Services Agreement
Exhibit B               -       [Intentionally omitted]
Exhibit C               -       Form of Buyer Notes
Exhibit D-1 - D-2       -       Forms of Assignments
Exhibit E               -       Form of Assumption
Exhibit F               -       Historical Financial Statements
Exhibit G               -       [Intentionally omitted]
Exhibit H               -       Form of Opinion of Counsel to the Seller
Exhibit I               -       Form of Opinion of Counsel to the Buyer
Disclosure Schedule     -       Exceptions to Representations and Warranties





                         ASSET PURCHASE AGREEMENT

        Agreement entered into as of March 27, 2002 by and between Great Lakes Carbon Corporation, a Delaware corporation (the "Buyer"), and Reynolds Metals Company, a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties".

        The Seller owns and operates a facility in Baton Rouge, Louisiana (the "Baton Rouge Facility") engaged in the purchase of anode grade green petroleum coke and the manufacture of calcined petroleum coke (as operated by the Seller at the Baton Rouge Facility, the "Business"). This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Business from the Seller in return for cash and the Buyer Notes (as defined below).

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

        "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

        "Acquired Assets" means all right, title, and interest in and to all of the assets constituting the Business, including all of its (a) Real Property,
(b) tangible personal property used in the operation of the Business (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, and vehicles, (c) the Business Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, except to the extent that any required third-party consents are not obtained with respect to the transfer of such Business Intellectual Property, as to which the provisions of 6(a) shall apply, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoup-ment (including any such item relating to the payment of Taxes to the extent included on the Closing Date Net Working Capital Statement), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (h) all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, specifications, studies, reports, and other printed or written materials used exclusively by the Business; provided, however, that the Acquired Assets shall not include, except to the extent otherwise included on the Closing Date Net Working Capital Statement (the "Excluded Assets"), (i) Cash and any bank accounts used by the Business, (ii) the corporate charter, qualifications to conduct business as a foreign corpora-tion, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organiza-tion, maintenance, and existence of the Seller as a corporation,(iii) any of the rights of the Seller under this Agreement (or under any Ancillary Agreement) and all intellectual property rights of the Seller or any of its Affiliates used by the Business on a non-exclusive basis, (iv) all employee benefit plans of the Business, including, without limitation, employee pension, profit sharing, 401(k), medical benefit or health plans and trusts and related trust accounts, funds, investments or other assets, (v) all claims, rights and interests in and to any refunds for any Taxes, assessments, charges or fees for periods prior to the Closing Date, (vi) all railcars leased or owned by Seller or its Affiliates (including all railcars leased under that certain Master Railcar Lease dated as of October 29, 1998), (vii) all claims (and benefits associated with such claims) against third parties to the extent the claims exclusively relate to non-assumed liabilities or the Excluded Assets, (viii) all Seller "intercompany" accounts, where the obligee is the Seller or any of its Affiliates, (ix) all work product, attorney client privilege and related legal privileges of the Seller, (x) all legal, accounting and tax records of the Seller, (xi) except to the extent included within the definition of "Business Intellectual Property," all the Seller's proprietary computer programs or other software which are not used primarily in the Business and all non-assignable, non-transferable computer leases and software licenses, (xii) all property, casualty, worker's compensa-tion and other insurance policies or related insurance services contracts relating to the Seller or any of its Affiliates, and any rights of the Seller or any of its Affiliates under any such insurance policy or contract, including, without limitation, rights to any cancellation value, (xiii) all accounts receivable, notes receivable, negotiable instruments and chattel paper of Seller, including, without limitation, those arising from the Business, or
(xiv) the Retained Contracts.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        "Alcoa CPC Agreements" shall collectively refer to the following agree-ments, each dated as of the date hereof, pursuant to which Alcoa and its affiliates shall purchase Calcined Coke from GLC: (i) Agreement for the Purchase and Sale of Calcined Petroleum Coke, by and between GLC and Aluminerie de Becancour, Inc.; (ii) Agreement for the Purchase and Sale of Calcined Petroleum Coke, by and between GLC and Alcoa LTD/Alcoa LTEE; (iii) Calcined Coke Supply Agreement by and between GLC and Alumax of South Carolina, Inc.; (iv) Calcined Coke Supply Agreement by and between GLC and AlcoaInc.; (v) Calcined Coke
Supply Agreement by and between GLC and Eastalco Aluminum Company; (vi) Agree-ment for the Purchase and Sale of Calcined Petroleum Coke, by and among GLC and Alcoa Italia S.p.A.; and (vii) Agreement for the Purchase and Sale of Calcined Petroleum Coke, by and among GLC and Aluminio Espanol, S.A.

        "Ancillary Agreements" means the Buyer Notes and the Transition Services Agreement substantially in the form attached hereto as Exhibit A.

        "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Bank of America.

        "Assumed Liabilities" means the following Liabilities of the Business
(a) all Liabilities of the Business set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) all Liabilities of the Business which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements), (c) all obligations of the Business under the agree-ments, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets and (d) all other Liabilities and obligations of the Business set forth on Schedule 1(a) of the Disclosure Schedules under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; provided, however, that the Assumed Liabilities shall not include, except to the extent otherwise included on the Closing Date Net Working Capital Statement ("Excluded Liabilities") (i) any Liability of the Seller for unpaid Taxes (with respect to the Business or otherwise) for periods prior to the Closing, (ii) any Liability for income Taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any Liability of the Seller for the unpaid Taxes of any Person other than the Seller under Reg.
Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (iv) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or other-wise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (v) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the trans-actions contemplated hereby, (vi) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller, on the one hand, and the Buyer, on the other hand, entered into on or after the date of this Agreement), (vii) any Liability the obligee of which is the Seller or any of its Affiliates, or (viii) any Liability arising out of personal injury liti-gation pending on the Closing Date related to exposure to asbestos at the Baton Rouge Facility.

        "Base" means that portion of the Businesses' green petroleum coke inventory consisting of an operation base and a static base, as set forth in the Baton Rouge Green Coke Inventory Detail report dated December 2001 provided to the Buyer by the Seller.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

        "Baton Rouge Facility" has the meaning set forth in the preface above.

        "Brazilian Competition Law" means the Brazilian Antitrust Law of June 11, 1994.

        "Brazilian Filing" means the filing(s) required to be made in connection with the transactions contemplated by this Agreement pursuant to the Brazilian Competition Law.

        "Business" has the meaning set forth in the preface above.

        "Business Intellectual Property" means the Intellectual Property set forth on the attached Schedule 1(b).

        "Buyer" has the meaning set forth in the preface above.

        "Buyer Change of Control" means the first date on which one of the following occur: (a) the acquisition, directly or indirectly, by a person or group (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than American Industrial Partners Fund II, L.P. or its Affiliates, in a single transaction or a series of transactions, of (i) fifty percent (50%) or more of the outstanding stock of the Buyer or an entity owned by the Buyer or its Affiliates which owns the assets of the Business or
(ii) fifty percent (50%) or more of the assets or operations of the Buyer or the Business or; (b) any merger, consolidation, reorganization, recapitalization, business combination, joint venture, lease, or other transaction pursuant to which the Buyer or the Business or fifty percent (50%) or more of the assets or operations of the Buyer or the Business are transferred to, acquired by, or combined with, a Person other than American Industrial Partners Fund II, L.P. or its Affiliates.

        "Buyer Notes" has the meaning set forth inSsec. 2(c) below.

        "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

        "CBA" has the meaning set forth in Sec. 10(q)(i) below.

        "Closing" has the meaning set forth in Sec. 2(d) below.

        "Closing Date" has the meaning set forth in Sec. 2(d) below.

        "Closing Date Net Working Capital" means an amount, which may be positive or negative, equal to Current Assets minus Current Liabilities, in each case determined as of the Closing Date.

        "Closing Date Net Working Capital Statement" has the meaning set forth in Sec. 2(f)(ii) below.

        "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Sec. 4980B and of any similar state law.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidential Information" means any information concerning the businesses and affairs of the Business that is not already generally available to the public.

        "Controlled Group" has the meaning set forth in Code Sec. 1563.

        "Current Assets" means that portion of the Acquired Assets consisting of current assets (which, for the avoidance of doubt, shall exclude (i) Cash, and (ii) all accounts receivable, notes receivable, negotiable instruments and chattel paper arising from the Business), as determined in accordance with GAAP; provided, however, that, for all purposes hereunder, the value of the Base shall be deemed to be $0.00.

        "Current Liabilities" means that portion of the Assumed Liabilities consisting of current liabilities (excluding all inter-company balances between the Seller and any of its Affiliates), as determined in accordance with GAAP.

        "Dell" has the meaning set forth in Sec. 7(a)(xv) below.

        "Dell Lease" has the meaning set forth in Sec. 7(a)(xv) below.

        "Disclosure Schedule" has the meaning set forth in Sec. 3 below.

        "Draft Net Working Capital Statement" has the meaning set forth in Sec. 2(f)(i) below.

        "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Sec. 3(3)) and any other employee benefit plan, program or arrangement of any kind.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

        "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, conta-minants, toxic chemicals, petroleum products or byproducts, asbestos, poly-chlorinated biphenyls, noise or radiation, each as amended and as now or here-after in effect.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity which is treated as a single employer with the Seller for purposes of Code Sec. 414.

        "Estimated Net Working Capital" means $23,000,000.00.

        "Excluded Assets" has the meaning set forth in the definition of "Acquired Assets" above.

        "Excluded Liabilities" has the meaning set forth in the definition of "Assumed Liabilities" above.

        "Financial Statements" has the meaning set forth in Sec. 3(f) below.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improve-ments Act of 1976, as amended.

        "HSR Filing" means the filing(s) required to be made in connection with the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Act.

        "Improvements" means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, founda-tion, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems; sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities; fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property.

        "Indemnified Party" has the meaning set forth in Sec. 8(d)(i) below.

        "Indemnifying Party" has the meaning set forth in Sec. 8(d)(i) below.

        "Independent Accounting Firm" means KPMG Peat Marwick, or such other accounting firm mutually agreed to by the Parties.

        "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexamina-tions thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combina-tions thereof and including all goodwill associated therewith, and all applica-tions, registrations, and renewals in connection therewith, (c) all copyright-able works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including source code, executable code, data, data-bases and related documentation), (g) all advertising and promotional materials,
(h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

        "Interim Agreement" has the meaning set forth in sec. 10(q)(ii)(B) below.

        "Knowledge" means actual knowledge after reasonable investigation of Eric Johnson, Jackson O. Wilson, Elizabeth Fessenden, Dick Sanderson, William Bishop, Milton Smiley or Phil Blair, each of whom is referred to herein as a "Knowledgeable Person."

        "Knowledgeable Person" has the meaning set forth in the definition of "Knowledge" above.

        "Lake Charles Agreement" means that certain Green Coke Supply and Tolling Agreement, dated as of the date hereof, by and between the Buyer and Seller (d/b/a Alcoa Carbon Products).

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Liens" has the meaning set forth in Sec. 3(k)(i) below.

        "Losses" means costs, claims, losses, Liabilities, obligations (including corrective and remedial obligations), damages and expenses (includ-ing reasonable legal fees and expenses but excluding any liability relating to consequential damages, lost profits or punitive damages).

        "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

        "Most Recent Financial Statements" means the Financial Statements as of the Most Recent Fiscal Month End.

        "Most Recent Fiscal Month End" has the meaning set forth in Sec. 3(f) below.

        "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

        "Notice of Objection" has the meaning set forth in sec. 2(f)(ii) below.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Parties" has the meaning set forth in the preface above.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Encumbrances" means with respect to each parcel of Real
Property: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts which are not due and payable; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business as currently conducted thereon; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the Business as currently conducted thereon; and (e) exceptions to the title policy that the Title Company is willing to issue, as described in Sec. 7(a)(x).

        "Person" means an individual, a partnership, a corporation, an associa-tion, a joint stock company, a trust, a joint venture, an unincorporated organ-ization, or a governmental entity (or any department, agency, or political sub-division thereof).

        "Preliminary Purchase Price" has the meaning set forth in Sec. 2(c) below.

        "Purchase Price" has the meaning set forth in sec. 2(g) below.

        "Real Property" has the meaning set forth in sec. 3(k)(i) below.

        "Reportable Event" has the meaning set forth in ERISA sec. 4043.

        "Retained Contracts" means (i) that certain Calcined Petroleum Coke Supply Contract, dated effective as of December 1, 1999, by and between the Seller (as Seller thereunder) and Mitsubishi International Corporation (as Buyer thereunder); ( ii) that certain Long Term Sales and Purchase Agreement for Green Petroleum Coke, dated effective as of July 1, 1997, by and between Sinopec International Jinling Company, China, Mitsubishi Corporation Japan and Reynolds;
(iii) Calcined Petroleum Coke Supply Contract, dated effective as of December 1, 1999, by and between the Seller (as Seller thereunder) and Mitsubishi Interna-tional Corporation (as Buyer thereunder); that certain Coke Supply Agreement, dated effective as of May 1, 1999, by and between the Seller (as Seller there-under) and Billiton Raw Materials B.V. (as Buyer thereunder); (iv) that certain Master Agreement, dated May 16, 1970, as amended on November 1982, by and between PHH Leasing, Inc. (as Lessor thereunder) and Seller (as Lessee there-under) and any lease schedules or agreements under such Master Agreement; and
(v) that certain Engineering Procurement and Construction Management Services Agreement, dated as of October 3, 2002, between Alcoa, Inc. and Lockwood Greene Engineers.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Seller" has the meaning set forth in the preface above.

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" has the meaning set forth in sec. 8(d)(i) below.

        "Title Company" has the meaning set forth in sec. 7(a)(x) below.

        "Union" has the meaning set forth in sec. 10(q)(i) below.

        "Unit Employees" has the meaning set forth in sec. 10(q)(i) below.

2.      Basic Transaction.

       (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Sec.2.

       (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

        (c) Preliminary Purchase Price. The Buyer agrees to pay to the Seller at the Closing $43,000,000.00 (the "Preliminary Purchase Price") by delivery of (i) its promissory notes (the "Buyer Notes") in the form of Exhibit C attached hereto in the aggregate principal amount of $20,000,000.00 with interest at a rate equal to 5% per annum whereby the first Buyer Note of $10,000,000.00 is payable on November 30, 2002 and the second Buyer Note of $10,000,000.00 is payable on May 31, 2003, and (ii) cash of $23,000,000.00 payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price will be subject to post-Closing adjustment as set forth below in this Sec. 2.

        (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than March 31, 2002.

        (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Sec. 7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Sec. 7(b) below;
(iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibits D-1 through D-2 and
(B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit E and (B) such other instruments of assump-tion as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Sec. 2(c) above.

        (f)     Preparation of Net Working Capital Statement.

                (i) Within sixty (60) days after the Closing Date, the Buyer will prepare and deliver to the Seller a statement (the "Draft Net Working Capital Statement") that sets forth the amount of the Closing Date Net Working Capital.

                (ii) If the Seller has any objections to the Draft Net Working Capital Statement, it will deliver a detailed statement describing its objec-tions to the Buyer within thirty (30) days after receiving the Draft Net Working Capital Statement (the "Notice of Objection"). If the Seller does not deliver a Notice of Objection within such thirty (30) day period, the Draft Net Working Capital Statement shall be final. If the Seller does deliver a Notice of Objection, the Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within thirty (30) days after the Buyer has received the Notice of Objection, however, the Buyer and the Seller shall engage the Independent Accounting Firm to resolve any remaining objections. The determination of the Independent Accounting Firm will be set forth in writing and will be conclusive and binding upon the Parties; provided, however, that, in making any such determination, the Independent Accounting Firm shall have no authority to apply a value to the Base greater than $0.00. The Buyer will revise the Draft Net Working Capital Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Sec. 2(f)(ii). The "Closing Date Net Working Capital Statement" shall mean the Draft Net Working Capital Statement together with any revisions thereto pursuant to this Sec. 2(f)(ii).

                (iii) In the event the Parties submit any unresolved objections to the Independent Account Firm for resolution as provided in sec. 2(f)(ii) above, the fees and expenses of the Independent Accounting Firm shall be borne equally by the Buyer and the Seller.

                (iv) The Buyer will make the work papers and back-up materials used in preparing the Draft Net Working Capital Statement available to the Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Buyer of the Draft Net Working Capital Statement, (B) the review by the Seller of the Draft Net Working Capital Statement, and (C) the resolution by the Parties of any objections thereto.

        (g) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price will be adjusted as follows:

                (i) If the Closing Date Net Working Capital exceeds the Esti-mated Net Working Capital, the Buyer will pay to the Seller an amount equal to such excess (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three
(3) business days after the date on which the Closing Date Net Working Capital finally is determined pursuant to Sec. 2(f) above.

                (ii) If the Closing Date Net Working Capital is less than the Estimated Net Working Capital, the Seller will pay to the Buyer an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three (3) business days after the date on which the Closing Date Net Working Capital finally is determined pursuant to Sec. 2(f) above. The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price."

        (h)     Allocation.  Within 90 days after the Closing, Buyer and
Seller will agree as to the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets. Seller and Buyer will jointly complete and separately file Form 8594, Asset Acquisition Statement, as required under the Internal Revenue Code Section 1060, with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with the agreed allocation.

3.	Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this Sec. 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Sec. 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Sec. 3.

        (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the juris-diction of its incorporation.

        (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

        (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in sec. 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, govern-mental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) except as set forth in Schedule 3(c)
(ii), conflict with, result in a breach of, constitute a default under, result in the acceleration of, or to the Seller's Knowledge, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party (including the Acquired Assets) or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the HSR Filing (which the Parties acknowledge has been made and with respect to which the applicable waiting period has expired) and the Brazilian Filing, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Sec. 2 above).

        (d) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

        (e) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets (other than Real Property, which is separately addressed in sec. 3(k) below), free and clear of any Security Interest or restriction on transfer, other than Permitted Encum-brances.

        (f) Financial Statements. Attached hereto as Exhibit F are the following financial statements with respect to the Business (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2000 and December 31, 2001; and (ii) unaudited balance sheet and statement of income as of and for the month ended January 31, 2002 (the "Most Recent Fiscal Month End"). Except as described on Schedule 3(f), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Business (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the Financial Statements lack footnotes and other presentation items.

        (g) Events Subsequent to January 31, 2001. Since January 31, 2002, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Business. Without limiting the generality of the foregoing, since that date:

                (i) except as set forth in Schedule 3(g)(i), the Seller has not sold, leased, transferred, or assigned any of the assets of the Business, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                (ii) except as set forth in Schedule 3(g)(ii), the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) related to the Business involving more than $50,000;

                (iii) except as set forth in Schedule 3(g)(iii), to the Seller's Knowledge, no party (including the Seller) has accelerated, term-inated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) in any material respect related to or involving the Business involving more than $50,000 to which the Seller is a party or by which it is bound;

               (iv) the Seller has not imposed any Security Interest except for Permitted Encumbrances upon any of the Acquired Assets;

               (v) except as set forth in Schedule 3(g)(v), the Seller has not made any capital expenditure (or series of related capital expenditures) related to or involving the Business either involving more than $50,000;

               (vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) related to or involving the Business involving more than $50,000;

               (vii) the Seller has not issued any note, bond, or other debt or security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation related to or involving the Business involving more than $50,000 singly or $150,000 in the aggregate;

                (viii) the Seller has not delayed or postponed the payment of accounts payable involving more than $50,000 (either singly or in the aggregate) and other Liabilities related to or involving the Business outside the Ordinary Course of Business;

                (ix) the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) related to or involving the Business involving more than $50,000;

                (x) the Seller has not granted any license or sublicense of any rights under or with respect to any Business Intellectual Property;

                (xi) except as set forth in Schedule 3(g)(xi), the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any property related to or involving the Business which materially adversely affects the operation of the Business;

                (xii) except as set forth in Schedule 3(g)(xii), the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, related to or involving the Business, or modified the terms of any existing such contract or agreement;

                (xiii) the Seller has not granted any increase in the base compensation of any of the directors, officers, and employees of the Business outside the Ordinary Course of Business;

                (xiv) except as set forth in Schedule 3(g)(xiv), the Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the officers and employees of the Business, or taken any such action with respect to any other Employee Benefit Plan related to or involving the Business;

                (xv) the Seller has not made any other change in employment terms for any of the officers and employees of the Business outside the Ordinary Course of Business; and

                (xvi)  the Seller has not committed to any of the foregoing.

        (h) Undisclosed Liabilities. To the Seller's Knowledge, the Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) related to or involving the Business, except for (i) Liabilities related to or involving the Business set forth on the face of the Most Recent Balance Sheet,(ii) Liabilities related to or involving the Business which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) all other Liabilities and obligations of the Business set forth in an appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed.

        (i) Legal Compliance. In connection with the operation of the Business, the Seller is in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply that would materially adversely affect the operation of the Business.

        (j)     Tax Matters.

                (i) All Taxes owed by the Seller in respect of its ownership and operation of the Business and Acquired Assets that have been legally required to be paid have been paid. To the Seller's Knowledge, there are no Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax. To the Seller's Knowledge, there are no Taxes of the Seller, or deficiencies in Taxes or claims for Taxes against the Seller for any taxable period (including, without limitation, unpaid Taxes of any Person other than the Seller under Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise) that could become a Liability of or a tax claim against, or which could be assessed or collected against the Buyer or become a Security Interest on any Acquired Assets.

                (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with its ownership and operation of the Business and the Acquired Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (k)     Real Property.

                (i) Sec. 3(k)(i) of the Disclosure Schedule sets forth the address and description of each parcel of real property owned by the Seller in connection with its operation of the Business (the "Real Property"). The Seller has good and marketable fee simple title in and to all of the Real Property, subject to no liens, encroachments, encumbrances, claims, leases, rights of possession or other defects in title (collectively, "Liens" ), except Permitted Encumbrances.

                (ii) the Seller does not lease or sublease, or otherwise use or occupy pursuant to any license, concession or other agreement (written or oral), any real property which is used or intended to be used, or otherwise related to, the Business.

                (iii) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized by the Business. Other than the Seller, to the Seller's Knowledge, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property has been maintained in accordance with normal industry practice and is sufficient and appropriate for the conduct of the Business as currently conducted. The Real Property and all Improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regula-tions in all material respects. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated in such a matter as to materially adversely affect the operation of the Business. There exists no violation of any covenant, condition, restriction, easement, agreement or order materially adversely affecting any portion of the Real Property. The Real Property has direct access to a public road adjoining such Real Property. No such Improvements or accessways encroach on land not included in the Real Property and no such Improvement is dependent for its access, operation or utility on any land, building or other Improvement not included in the Real Property. There is no pending or, to the Knowledge of the Seller, any threatened condemnation proceeding affecting any portion of the Real Property. Other than the right of the Buyer pursuant to this Agreement, there are no out-standing options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein.

        (l)     Intellectual Property.

                (i) The Seller owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Business Intellectual Property. Each item of Business Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on substan-tially similar terms and conditions immediately subsequent to the Closing here-under. The Seller has taken all necessary and desirable action to maintain and protect each item of Business Intellectual Property that it owns or uses.

                (ii) The Seller has not, in connection with its ownership and operation of the Business, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in a manner that materially adversely affects the operation of the Business, and none of the directors and officers (and employees with responsi- -bility for Intellectual Property matters) of the Seller and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party) in connection with its ownership and opera-tion of the Business. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Business Intellectual Property rights of the Seller.

                (iii) Sec. 3(l)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Business Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of the Business Intellectual Property, and identifies each license, sublicense, agreement, or other permission which the Seller has granted to any third party with respect to any of the Business Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documen-tation evidencing ownership and prosecution (if applicable) of each such item. Sec. 3(l)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by the Seller exclusively in connec-tion with the Business.

                (iv) Sec. 3(l)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party (which shall exclude any Affiliate of the Seller) owns and that the Seller uses, in connection with the operation of the Business, pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

        (m) Tangible Assets. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice.

        (n) Inventory. The inventory of the Seller related to or involving the Business consists of raw materials and supplies, goods in process, and finished goods, all of which is (i) valued on the books of the Seller at the lower of its cost or market value and (ii) is usable in the Business as presently conducted.

        (o) Contracts. The Acquired Assets include, and Sec. 3(o) of the Disclosure Schedule lists, all of the following contracts and other agreements related to or involving the Business to which the Seller is a party:

                (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, which involve consideration in excess of $50,000;

                (iii)   any agreement concerning a partnership or joint venture;

                (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                (v) any agreement concerning confidentiality or noncompetition;

                (vi) any agreement between the Seller and any of its Affiliates;

                (vii) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of the Seller and its Subsidiaries outside the Ordinary Course of Business;

                (viii) any agreement under which the consequences of a default or termination are likely to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Business; or

                (ix) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Sec. 3(o) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Sec. 3(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) to the Seller's Knowledge, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the trans-actions contemplated hereby (including the assignments and assumptions referred to in Sec. 2 above); (C) to the Seller's Knowledge, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modifica-tion, or acceleration, under the agreement; and (D) to the Seller's Knowledge, no party has repudiated any provision of the agreement.

        (p) Powers of Attorney. To the Seller's Knowledge, except as set forth in Schedule 3(p), there are no outstanding powers of attorney executed on behalf of the Seller which are related to or involve the Business.

        (q) Insurance. The Seller has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the Business.

        (r) Litigation. Sec. 3(r) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge related to or involving the Business or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator related to or involving the Business. None of the actions, suits, proceedings, hearings, and investigations set forth in Sec. 3(r) of the Disclosure Schedule would reasonably be expected to result in any material adverse change in the Business.

        (s) Employees. To the Knowledge of the Seller, except as set forth in Sec. 3(s) of the Disclosure Schedule, no executive, key employee, or group of employees employed in connection with the operation by the Seller of the Business has any plans to terminate employment with the Seller. Except as set forth in Sec.3(s) of the Disclosure Schedule, the Seller is not a party to or bound by any collective bargaining agreement in connection with its operation of the Business, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes related to the operation of the Business. To the Seller's Knowledge, the Seller has not committed any unfair labor practice in connection with its operation of the Business. None of the directors and officers (and employees with responsibility for employment matters) of the Seller and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business.

        (t)     Employee Benefits.

                (i) Sec. 3(t) of the Disclosure Schedule lists each Employee Benefit Plan related to or involving the Business that the Seller maintains, to which the Seller contributes or has any obligation to contribute, or with respect to which the Seller has any Liability or potential Liability.

                        (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                        (B) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Sec.401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

                        (C) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

                (ii) With respect to each Employee Benefit Plan related to or involving the Business that any of the Seller, the Controlled Group and any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

                        (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been com-pletely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the directors and officers (and employees with responsibility for employee benefits matters) of the Seller and its Subsidiaries, threatened.

                        (B) None of the Seller, the Controlled Group or any ERISA Affiliate contributes or has any obligation to contribute to a Multi-employer Plan, no withdrawal from a Multiemployer Plan has occurred during the six (6) years preceding the Closing Date, and no liability or potential liability (including liability which may arise under ERISA 4063 or Part I of Subtitle E of Title IV of ERISA) otherwise may arise with respect to the Seller, the Controlled Group or any ERISA Affiliate.

                        (C) None of the Seller and its Subsidiaries has incurred, and none of the directors and officers (and employees with responsi-bility for employee benefits matters) of the Seller and its Subsidiaries has any reason to expect that any of the Seller and its Subsidiaries will incur, any Liability with respect to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any with-drawal liability as defined in ERISA Sec.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                (iii) The Seller does not maintain, contribute to or have an obligation to contribute to, or have any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan related to or involving the Business providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Business (or any spouse or other dependent thereof) other than in accordance with COBRA that could become a Liability of the Buyer.

        (u)     Environmental, Health, and Safety Matters.

                (i) The Seller has complied and is in compliance, in all material respects, with all Environmental, Health, and Safety Requirements in connection with the operation of the Business.

                (ii) Without limiting the generality of the foregoing, the Seller has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Business; a list of all such material permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

                (iii) The Seller has not received any written or, to Seller's Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) related to or involving the Business, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements, in each case to the extent any such violation or liability would reasonably be expected to have a material adverse effect on the Business.

                (iv) To Seller's Knowledge, except as set forth on Schedule 3(u)(iv), none of the following exists at any property or facility owned or operated by the Seller and related to or involving the Business: (1) underground storage tanks, (2) asbestos-containing material in any form or condition,
(3) materials or equipment containing polychlorinated biphenyls, or
(4) landfills, surface impoundments, or disposal areas.

                (v) To Seller's Knowledge, it has not, in connection with the ownership or operation of the Business, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contami-nated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                (vi) To Seller's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                (vii) To Seller's Knowledge, it has not, in connection with the ownership and operation of the Business, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                (viii) At all times since the commencement of the operation of the Business in 1963, the Seller has been the sole and exclusive operator of the Business.
        (v) Knowledgeable Persons. One or more of the Knowledgeable Persons has responsibility for each subject matter addressed by the representations and warranties set forth in this Sec.3 that are qualified to Seller's Knowledge.

        (w) Investment. The Seller (i) understands that the Buyer Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(ii) is acquiring the Buyer Notes solely for its own account for investment purposes, and not with a view to the distribution therof and (iii) Accredited Investor for the reasons set forth in Sec. 3(w) of the Disclosure Schedule.

        (x) No Other Representations or Warranties. The Seller makes no representations or warranties regarding the Acquired Assets, Assumed Liabilities or the Business except as expressly set forth in this Agreement and disclaims all other warranties, express or implied.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Sec.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Sec.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Sec.4.

        (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the juris-diction of its incorporation.

        (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution, delivery and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

        (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Sec.2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, govern-mental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agree-ment, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Other than with respect to the HSR Filing and the Brazilian Filing, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Sec.2 above).

        (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5.	Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Sec.7 below).

        (b) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Sec.3(c) above, including, without limitation, all third party consents required in connection with the contracts and agreements set forth on
Schedule 3(c)(ii). Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sec.3(c) and Sec.4(c) above. Without limiting the generality of the foregoing, each of the Parties will make the Brazilian Filing, as necessary, and will make any further filings pursuant to the Brazilian Competition Law that may be necessary, proper, or advisable in connection therewith.

        (c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction related to or in connection with the Business outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not engage in any practice, take any action, or enter into any transaction of the sort described in Sec. 3(g) above.

        (d) Preservation of Business. The Seller will keep the business and properties related to the Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

        (e) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records but excluding Tax records regarding any consolidated group of which the Seller is a part and is not the ultimate parent entity), contracts, and documents of or pertaining to the Business.

        (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Sec.3 and Sec.4 above. No disclosure by any Party pursuant to this Sec.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepre-sentation, breach of warranty, or breach of covenant.

        (g) Maintenance of Real Property. The Seller will maintain the Real Property of the Business, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property of the Business or any portion thereof other than in the Ordinary Course of Business, without the prior written consent of the Buyer.

        (h) Leases. The Seller will not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property related to or involving the Business, without the prior written consent of the Buyer.

6.	Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

        (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reason-ably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Sec.8 below). The Seller and the Buyer agree that, in the event any consent, approval or authorization necessary or desirable to obtain or preserve for the Business or the Buyer any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use its best efforts to provide the Buyer with the rights and benefits of the affected lease, license, contract, commit-ment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Buyer shall assume the obligations and burdens there-under. This Agreement and any assignment executed pursuant hereto shall not constitute an assignment of any lease, license, contract, commitment or other agreement or arrangement as to which any such consent, approval or authoriza-tion is not obtained prior to the Closing.

        (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hear-ing, investigation, charge, complaint, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the Sec. 8 below).

        (c) Mail and Payments. The Seller authorizes and empowers the Buyer on and after the Closing Date to receive and open the mail and other communica-tions received by the Buyer relating to the Business and the Acquired Assets and to deal with the contents of such communications in any proper manner. The Seller shall promptly deliver to the Buyer any mail or other communication received by it after the Closing Date pertaining to the Business or the Acquired Assets. The Seller and the Buyer shall promptly (but, in any event, not more than five (5) business days after receipt thereof) pay or deliver to the other party any cash or checks (including any payments in respect of the accounts which are included among the Acquired Assets) which have been mistakenly sent to it but which should properly have been sent to such other party. In connec-tion with the foregoing, the Seller agrees that the Buyer has the right and authority to endorse, without recourse, the name of the Seller on any check or other evidence of indebtedness received by the Buyer in respect of the Business or the Acquired Assets and to which the Buyer is entitled pursuant to this Agreement, including any accounts which are included among the Acquired Assets.

        (d) Confidentiality. The Seller will treat and hold as confi-dential, in the same manner and with the same care as it treats its own confi-dential information, all of the Confidential Information. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Sec.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

        (e) Covenant Not to Compete. For the period from and after the Closing Date through December 31, 2008, the Seller will not engage directly or indirectly in any place in the world in any business that the Business conducts as of the Closing Date; provided, however, that (i) the Seller may continue its operations at the Lake Charles facility consistent with the Lake Charles Agree-ment (and if Buyer breaches its obligation under the Lake Charles Agreement to (A) supply Lake Charles Green Coke to the Calciner during the Contract Period (as "Lake Charles Green Coke", "Calciner" and "Contract Period" are defined in the Lake Charles Agreement), the Seller may procure from its Affiliates or third parties that amount of Lake Charles Green Coke equal to the difference between the amount of Lake Charles Green Coke required by the Calciner and the amount of Lake Charles Green Coke that Buyer actually supplied to Seller during the relevant portion of the Contract Period, or (B) take delivery of the annual GLC Quantity of Calcined Coke during the Tolling Period (as "GLC Quantity", "Calcined Coke" and "Tolling Period" are defined in the Lake Charles Agreement), Seller may sell to its Affiliates or third parties that amount of Calcined Coke equal to the difference between the GLC Quantity and the Calcined Coke that Buyer actually took delivery of during the relevant portion of the Tolling Period, (ii) the Seller may perform its obligations under the contracts listed in clauses (i), (ii) and (iii) of the definition of "Retained Contracts" (in accordance with any limitations or restrictions set forth in the Lake Charles Agreement), (iii) the Seller's activities and ownership of the Seller's affiliate's interest in a calciner in the vicinity of Edmonton, Alberta are excluded from the Seller's covenant not to compete, and (iv) ownership of a Person who purchases green petroleum coke or calcines petroleum coke for its own use or whose revenues from calcining petroleum coke do not exceed 20% of the Person's revenues is not a breach of this covenant. If the final judgment of a court of competent jurisdiction declares that any term or provision of this S ec. 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        (f) Buyer Notes. The Buyer Notes will not be transferable and will be imprinted with a legend substantially in the following form:

        This Note was originally issued on March 27, 2002, and has note been registered under the Securities Act of 1933, as amended or applicable state securities laws. The transfer of this Note is prohibited by the Agreement. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

7.	Conditions to Obligation to Close.

        (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                (i) the representations and warranties set forth in Sec.3 above shall be true and correct in all material respects at and as of the Closing Date;

                (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                (iii) the Seller shall have procured all of the third party consents specified in Sec.5(b) above;

                (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially affect adversely the right of the Buyer to own the Acquired Assets, or to operate the business of the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (v) the Seller shall have delivered to the Buyer a certifi-cate to the effect that each of the conditions specified above in Sec.7(a)(i)-
(iv) is satisfied in all respects;

                (vi) the Seller and the Buyer shall have received all author-izations, consents, and approvals of governments and governmental agencies referred to in Sec.3(c) and Sec.4(c) above;

                (vii) the relevant parties shall have entered into the Ancillary Agreements, and the same shall be in full force and effect;

                (viii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

                (x) Stewart Title & Guaranty Company (the "Title Company") shall be willing to insure at standard rates the Buyer's marketable title in and to the Real Property in fee simple, in each case free and clear of Liens, other than Permitted Encumbrances, and including such endorsements and affirmative coverages as the Buyer shall reasonably require (including, without limitation, non-imputation endorsements), and the Seller shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages and shall bear all of the cost of obtaining such title insurance;

                (xi) the Buyer shall have received a survey of the Real Property, in each case conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM, certified to the Buyer, the Buyer's lender, and the Title Company, and showing no Liens other than Permitted Encumbrances, and the Buyer shall bear all of the cost of obtaining such surveys;

                (xii) all Real Property shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted;

                (xiii) the Seller shall have timely paid any and all real pro-perty transfer, transfer gains, stamp and other similar taxes, if any, imposed by law upon the Seller in connection with the transactions contemplated by this Agreement and shall have delivered evidence satisfactory to the Buyer and the Title Company of the payment of such taxes;

                (xiv) the Seller shall deliver to the Buyer an affidavit dated as of the Closing Date and in form and substance required under Section 1445 of the Code so that the Buyer is not required to withhold any portion of the Purchase Price thereunder;

                (xv) the Seller (A) shall have prepaid all remaining lease payments and other amounts due under that certain Master Lease No. 4480694, dated as of November 11, 1997, by and among Dell Financial Services, L.P. ("Dell"), as Lessor, and the Seller, as Lessee (the "Dell Lease"), and (B) shall have purchased from Dell all computer equipment leased by the Seller under the Dell Lease and shall have received from Dell free and clear title to the same (which equipment shall be part of the Acquired Assets hereunder); and

                (xvi) the Seller shall have paid to Wonderware Corporation an administrative fee in the amount of $4,101.00 in connection with the assignment by Seller and assumption by Buyer of the Wonderware Corporate License Agreement, dated as of August 30, 2001, by and among Seller and Wonderware Corporation.

The Buyer may waive any condition specified in this Sec. 7(a) if it executes a writing so stating at or prior to the Closing.

        (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                (i) the representations and warranties set forth in Sec. 4 above shall be true and correct in all material respects at and as of the Closing Date;

                (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (iv) the Buyer shall have delivered to the Seller a certifi-cate to the effect that each of the conditions specified above in Sec. 7(b)(i)-
(iii) is satisfied in all respects;

                (v) the Seller and the Buyer shall have received all author-izations, consents, and approvals of governments and governmental agencies referred to in Sec. 3(c) and Sec. 4(c) above;

                (vi) the relevant parties shall have entered into the Ancillary Agreements, and the same shall be in full force and effect;

                (vii) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to the Seller, and dated as of the Closing Date;

                (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller; and

                (ix) the representations and warranties of the Seller set forth in Sec. 3(u) of this Agreement shall be true and correct except with respect to any fact, occurrence or event that would not reasonably be expected to have a material adverse effect on the Business.

The Seller may waive any condition specified in this Sec. 7(b) if it executes a writing so stating at or prior to the Closing.

8.	Remedies for Breaches of This Agreement.

        (a) Survival of Representations and Warranties. All of the repre-sentations and warranties of the Seller contained in Sec. 3(f)-(i) and Sec. 3(k)-(x) of this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter. All of the other represen-tations andwarranties of the Buyer and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in Sec. 3(a)-(e) and Sec. 3(j) hereof) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

        (b)     Indemnification Provisions for Benefit of the Buyer.

                (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Sec. 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Sec. 10(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Losses the Buyer may suffer through and after the date of the claim for indemnification (including any Losses the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller contained in Sec. 3(f)-(i) and Sec. 3(k)-(v) above until the Buyer has suffered Losses by reason of all such breaches (or alleged breaches) in excess of a $250,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Losses relating back to the first dollar; and, provided further, that the Seller's obligations under this Sec. 8(b)(i) with respect to Losses resulting from, arising out of, relating to, in the nature of or caused by, the breach (or alleged breach) of any repre-sentation or warranty of the Seller contained in Sec. 3(f)-(i) and Sec.
3(k)-(v) above shall be limited to $20,000,000.00.

                (ii) The Seller agrees to forever indemnify the Buyer from and against the entirety of any Losses the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                        (A) any Liability of the Seller which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law);

                        (B) any Liability for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date); or

                        (C) any Liability for the unpaid Taxes of any Person (including the Seller and its Subsidiaries) under Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Notwithstanding the foregoing, from and after a Buyer Change of Control, the Seller's obligation to indemnify the Buyer from the Losses described in this Sec. 8(b)(ii) shall be limited to $15,000,000.00.

        (c)     Indemnification Provisions for Benefit of the Seller.

                (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Sec. 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Sec. 10(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Losses the Seller may suffer through and after the date of the claim for indemnification (including any Losses the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                (ii) The Buyer agrees to indemnify the Seller from and against the entirety of any Losses the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

        (d)     Matters Involving Third Parties.

                (i) If any third party shall notify any Party (the "Indemn-ified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Sec. 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim,
(B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
(D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Sec. 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                (iv) In the event any of the conditions in Sec. 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and period-ically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Sec. 8.

        (e) Determination of Losses. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Losses for purposes of this Sec. 8. All indemnification payments under this Sec. 8 shall be deemed adjustments to the Purchase Price.

        (f) Offset. In the event that the Buyer fails to make any payments under the Buyer Notes on or before the date on which such payments are due, the Seller shall have the right to offset an amount equal to the amount of such overdue payments against amounts due from the Buyer to the Seller or its Affiliates under the Alcoa CPC Agreements and the Lake Charles Agreement.

        (g) Other Indemnification Provisions. The provisions of this Sec. 8 shall be the sole remedy of each Party with respect to any breach of any repre-sentation or warranty set forth in this Agreement, other than any intentional misrepresentation. Such indemnification provisions, however, shall be in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) for breach of any covenant set forth in this Agreement.

9.	Termination.

        (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach; (B) if the Closing shall not have occurred on or before March 31, 2002, by reason of the failure of any condition precedent under Sec. 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); (C) pursuant to the provisions of Sec. 10(m) below; or (D) pursuant to the provisions of Sec. 10(q) below; and

                (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2002, by reason of the failure of any condition precedent under Sec. 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); or (C) pursuant to the provisions of Sec. 10(m) below.

        (b) Effect of Termination. If any Party terminates this Agreement pursuant to Sec. 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach).

10.	Miscellaneous.

        (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

        (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respec-tive successors and permitted assigns.

        (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

        (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations here-under); and, provided further, that the Seller may (i) assign any or all of its rights hereunder to one or more of its Affiliates and (ii) designate any such Affiliate that acquires all of the Acquired Assets prior to the Closing here-under to perform the Seller's obligations hereunder so long as such Affiliate's financial condition is, to the reasonable satisfaction of the Buyer, not less than that of the Seller as of the date hereof.

        (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        if to the Seller:

        Reynolds Metals Company
        201 Isabella Street
        Pittsburgh, PA  15212
        Attn:   Vice President, Corporate Development

        if to the Buyer:

        Great Lakes Carbon Corporation
        551 5th Avenue, Suite 3600
        New York, NY 10176
        Attn: Mr. James McKenzie

        with a copy to:

        American Industrial Partners
        551 5th Avenue, Suite 3600
        New York, NY  10176
        Attn: Mr. Kim Marvin

        - and -

        Kirkland & Ellis
        655 15th Street, NW
        Washington, DC  20005
        Attn: Mr. Terrance L. Bessey

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

        (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware with-out giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applica-tion of the laws of any jurisdiction other than the State of Delaware.

        (i)     Taxes.

                (i) The Seller shall bear and pay all applicable Taxes of the United States and any other country, including any political subdivision of any of them, with respect to the transactions contemplated by this Agreement, if the Tax is based on or measured by gross receipts, capital employed or net income.

                (ii) The Buyer shall pay all value added Tax and sales and use Tax (including any gross receipts Tax imposed similar to a sales and use
Tax) imposed by any foreign, national, state or local taxing authority on the ultimate purchase price of all Acquired Assets under this Agreement. If the Seller is required to collect such value added Tax or sales and use Tax on behalf of any taxing jurisdiction, the Seller shall provide to the Buyer invoices which separately state and clearly indicate the amount of Tax, and the Buyer shall remit any such Tax to the Seller. The Seller shall have the responsibility of complying with all applicable foreign, national, state or local laws regarding value added Tax and sales and use Tax or substitutes therefore including registration, collection of taxes and the filing of returns where applicable. If applicable, in lieu of payment for any sales an use tax, the Seller shall accept a properly executed exemption or direct pay certificate from the Buyer. Notwithstanding the foregoing, each of the Seller and the Buyer will treat and report the purchase and sale of the Acquired Assets pursuant to this Agreement as an "occasional sale" for purposes of all applicable value added, sales, use and gross receipts Tax.

                (iii) All Taxes assessed by any taxing jurisdiction based on the value of the Acquired Assets such as and including ad valorem, use, personal property and inventory taxes shall be apportioned between the Parties based upon the period of their ownership of the Acquired Assets. The Seller will bare the cost of such Taxes as they relate to ownership of the Acquired Assets prior to the Closing Date and the Buyer will bear the cost of such Taxes from the Closing Date and thereafter.

        (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the
Buyer and the Seller.   No waiver by any Party of any default, misrepresenta-
tion, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (l) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agree-ment shall be paid by the Party legally responsible for such Tax when due, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

        (m) Risk of Loss. The risk of loss, damage or destruction to any of the Acquired Assets shall be borne by the Seller at all times until the Closing. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. In the event of any loss or damage to any of the Acquired Assets, the Seller shall notify the Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertain-able), and the insurance coverage. If any part of the Acquired Assets are damaged or destroyed by casualty loss prior to the Closing Date, and the cost of restoring the damaged or destroyed Acquired Assets to a condition reasonably comparable to their prior condition does not exceed $5,000,000, at the Buyer's option, (i) the Seller shall perform such restoration, and in such event, the Closing shall be postponed until restoration can be completed or (ii) the amount of the Purchase Price shall be reduced by the estimated cost of such incomplete restoration (as estimated by a qualified firm reasonably acceptable to the Buyer) minus the amount of expected insurance proceeds attributable to such casualty loss (not including any such proceeds received before the Closing
Date). If the cost of restoration is in excess of $5,000,000, the Closing shall be postponed for a period of thirty (30) days, during which the Buyer and the Seller will negotiate in good faith an appropriate reduction in the Purchase Price or other mutually acceptable adjustments to the transactions contemplated by this Agreement. If the Parties are unable to reach Agreement by the end of such thirty (30) day period, either Party may terminate this Agreement upon fifteen (15) days' prior written notice to the other Party.

        (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

        (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

        (q)     Employee Matters.

                (i) No Obligation to Offer Employment. Nothing in this Agreement shall be construed to restrict or otherwise limit the Buyer's right to establish the terms and conditions of employment to be offered to any current or prospective employees of the Business, or to hire or terminate any employees of the Business after the Closing Date. The Seller acknowledges that the Buyer shall not assume or otherwise be bound by the collective bargaining agreement between the Seller and Local 275 of the United Steelworkers of America (the "Union"), as modified by a Memorandum of Understanding dated as of June 1, 2001 (as so modified, the "CBA"). Notwithstanding the foregoing, the Buyer agrees to offer jobs defined as "bargaining unit jobs" in the CBA solely to active employees presently working in the Seller's bargaining unit ("Unit Employees"), at terms and conditions of the Buyer's choosing. The Buyer further agrees that it will not offer bargaining unit jobs to anyone except Unit Employees, until after all Unit Employees have received job offers from the Buyer.

                (ii)    Obligation to Bargain with Union.

                        (A) The Buyer acknowledges its obligation to recognize and bargain with the Union for a new CBA in the event a majority of the Buyer's employees accepting "bargaining unit jobs," at the date a represen-tative complement of such employees is achieved and upon timely demand by the Union, consist of former bargaining unit employees of the Seller.

                        (B) Prior to Closing, the Seller agrees to facilitate meetings between the Buyer and the Union for purposes of discussing an agreement between the Buyer and the Union that would, upon the Union's attainment of representational status, establish interim employment terms and conditions for bargaining unit employees during the six-month period immediately following the Closing Date ("Interim Agreement").

                        (C) In the event either that (1) the Union fails to attain representational status at the Baton Rouge Facility prior to the Closing, or (2) the Buyer and the Union fails to reach an Interim Agreement, the Buyer expressly reserves the right without penalty to withdraw its offer to buy the Acquired Assets.

                           *     *     *     *     *


        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        Great Lakes Carbon Corporation



                                        By:____________________________
                                           Name:   James D. McKenzie
                                           Title:  President and CEO


                                        Reynolds Metals Company



                                        By:___________________________
                                           Name:
                                           Title:





                                                                Exhibit F
                        Baton Rouge Carbon Products Plant
                      Balance Sheet as of December 31, 2001

Assets
    Current Assets
        Cash                                     $        1,000
        Receivables - Customers                      10,487,000
        Receivables - Related Parties                 7,396,000
        Inventories:
            Raw Materials and Supplies           $   22,444,000
            Work In Process                              11,000
            Finished Goods                           10,299,000
                                                 ______________
        Total Inventories                            32,754,000
                                                 ______________

    Total Current Assets                             50,638,000

   	Other Assets
            Receivables - Subsidiaries               19,700,000

            Property, Plant and Equipment            23,755,000
            Allowance for Depreciation               (2,816,000)
            Construction in Progress                    466,000
                                                 ______________
            Net Property, Plant and Equipment        21,405,000
                                                 ______________

            Goodwill                                 13,611,000
            Accumulated Amortization                   (554,000)
                                                 _______________
            Net Goodwill                             13,057,000
                                                 _______________
        Total Other Assets                           54,162,000

    Total Assets                                 $  104,800,000
                                                 ==============
    Liabilities
        Current Liabilities
            Accounts Payable                     $    5,506,000
            Accrued Compensation                        217,000
            Taxes Payable                                12,000
            Other Liabilities                               ---
            Related Party Payable                    12,628,000
                                                 ______________
        Total Current Liabilities                    18,363,000
                                                 ______________
            Payables - Subsidiaries                  (2,411,000)


   Equity                                            88,848,000

   Total Liabilities and Equity                  $  104,800,000
                                                 ==============


The Basis of Presentation set forth on Schedule 3(f) to the Agreement is an integral part of these statements.






                        Baton Rouge Carbon Products Plant
      Statement of Income for the Twelve Months Ended December 31, 2001


        Revenue
           Calcined Coke:
               Customer                                 $    67,931,000
               Internal                                      20,936,000
                                                        _______________
           Total Revenue                                $    88,867,000
                                                        _______________

        Costs and Expenses
           Cost of Goods Sold                           $    73,337,000
           Freight                                            4,844,000
           Depreciation & Amortization                        2,222,000
           Selling, General & Administrative                    611,000
                                                        _______________
        Total Costs and Expenses                             81,014,000
                                                        _______________
        Income Before Income Tax                        $     7,853,000
                                                        ===============

The Basis of Presentation set forth on Schedule 3(f) to the Agreement is an integral part of these statements.









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